                                  EXHIBIT 4.6

                        KARTS INTERNATIONAL INCORPORATED
                             (A NEVADA CORPORATION)
                        --------------------------------

                           CERTIFICATE OF DESIGNATION
                 (PURSUANT TO THE PROVISIONS OF SECTION 78.1955
             OF THE GENERAL CORPORATION LAW OF THE STATE OF NEVADA)


          It is hereby certified that:

          1. The name of the corporation is KARTS INTERNATIONAL INCORPORATED (the "Corporation").

          2. Set forth hereinafter is a copy of a resolution, dated October 22, 1996, containing a statement of the voting powers, preferences, limitations, restrictions, and relative rights of the series of stock hereinafter designated, adopted by the Board of Directors of the Corporation, pursuant to a provision of the articles of incorporation relating to the issuance of said series of stock by resolution of the Board of Directors:

                           BE IT RESOLVED that, pursuant to the authority
                 expressly granted and vested in the Board of Directors of the Corporation in accordance with Article Fourth of the Corporation's Articles of Incorporation, authorizing 10,000,000 shares of blank check preferred stock (the "Preferred Stock"), $0.001 par value per share, the Board of Directors of the Corporation does hereby approve and adopt the following resolutions designating and authorizing for issuance, in accordance with the applicable provisions of the General Corporation Law of the State of Nevada (the "NGCL"), the Convertible Preferred Stock (as hereinafter defined) of the Corporation, said resolutions hereby effected being prior to the issuance of any shares of Convertible Preferred Stock. "Convertible Preferred Stock" shall mean Preferred Stock consisting of 25 shares, each having a par value of $0.001 per share, and each of which shares of Convertible Preferred Stock shall have the dividend rights, voting powers, redemption provisions, liquidation preferences and the relative, optional or other special rights, and shall be subject to the qualifications, limitations or restrictions set forth below and the remaining 9,975,000 authorized shares of the Preferred Stock shall remain undesignated and reserved for future issuance subject to the future action of the Board of Directors of the Corporation.

            Rights and Preferences of Convertible Preferred Stock

                 1. Dividends. The holders of Convertible Preferred Stock shall not be entitled to receive any dividends on their shares of Convertible Preferred Stock.

                 2. Voting Rights and Notice of Meetings. The holders of the Convertible Preferred Stock shall have no right or power whether authorized by the NGCL or otherwise to vote on any matter or in any proceeding or to be represented at or to receive notice of any meeting of the shareholders of the Corporation.

                 3.       Conversion.

                           (a) Right of Corporation. At the completion of the Public Offering (as hereinafter defined), the Corporation shall have the option to require the holders of the Convertible Preferred Stock to convert the Convertible Preferred Stock into either (a) $25,000 and 6,250 shares of Common Stock ("Option One"), or (b) 12,500 shares of Common Stock ("Option Two").

           The Corporation will use its best efforts to FILE with the Securities and Exchange Commission (the "Commission") within 180 days after the closing date (the "Closing Date") of its private offering of securities pursuant to that certain Confidential Private Placement Memorandum, dated October 28, 1996 (the "Memorandum") a registration statement (the "Initial Registration Statement") under the Securities Act of 1933, as amended (the "Act"), related to its proposed public offering and sale of securities of the Corporation (the "Public Offering"). If for any reason the Company does not complete the Public Offering within one year after the Closing Date, each share of Preferred Stock will be automatically converted into 12,500 shares of Common Stock.

          (b) Surrender of Shares. On or after the date fixed for conversion, each holder of Convertible Preferred Stock converted shall surrender such holder's certificates for such shares of Convertible Preferred Stock to the Corporation at the place designated in the Conversion Notice and shall thereupon be entitled to receive the consideration set forth in paragraph
(a) of this Section 3 (the "Conversion Consideration").

          (c) Cancellation of Redeemed Shares. All shares of Convertible Preferred Stock that are converted shall be canceled and such shares shall be restored to the status of authorized but unissued shares of Preferred Stock.

          (d) Payment of Taxes on Conversion of Convertible Preferred Stock. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of the Conversion Consideration on conversion of shares of Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting it has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (e) Reservation of Sufficient Common Stock. So long as any shares of Convertible Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert said shares in accordance with the provisions of this Section 3, the Corporation will at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions, and will take such other corporate action as may be necessary from time to time in order that it may validly and legally issue fully-paid and non-assessable shares of such Common Stock upon conversion of the Convertible Preferred Stock.

          (f) Definition of Common Stock. In each case where reference is made to the Common Stock of the Corporation in this Section, unless a different intention is expressed, such reference is to the class of Common Stock of the Corporation as such class of stock exists at the date of the adoption of these provisions, or stock into which the same may be changed from time to time.

4.       Liquidation Rights.

          (a) Liguidation Preference Amount. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the business or affairs of the Corporation, and after payment of, or adequate provision for payment of, the debts, liabilities and other claims of the Corporation as determined by its Board of Directors, each holder of the Convertible Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on the Common Stock, or on any other class of stock of the Corporation ranking junior to the shares of Convertible Preferred Stock upon liquidation, the amount of Twenty-Five Thousand and No/100 Dollars ($25,000) per share of Convertible Preferred Stock.

                (b)    Proportionate Distribution Where Assets Insufficient.
       In the event the assets of the Corporation available for distribution to the holders of shares of Convertible Preferred Stock upon dissolution, liquidation or winding up of the Corporation whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section, no such distribution shall be made on account of any shares of any class of capital stock of the Corporation ranking on a parity with the shares of Convertible Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Convertible Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

                (c) Nonparticipation Right. After the payment to the holders of the shares of Convertible Preferred Stock of the full preferential amounts provided for in either paragraph (a) or (b) of this Section, as applicable, the holders of Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                (d) Excluded Transactions. Neither the consolidation nor merger of the Corporation with or into any other corporation, nor the sale, mortgage, exchange or conveyance of all or substantially all of the properties, assets or business of the Corporation, nor any liquidation, dissolution or winding up of the Corporation occurring substantially concurrently with any such transaction shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning hereof, unless otherwise determined by the Board of Directors of the Corporation.

       5. No Preemptive Rights. No holder of shares of the Convertible Preferred Stock shall, as such holder, have any preemptive right to subscribe to or purchase any shares of any class of capital stock of the Corporation now or hereafter authorized or issued, whether or not exchangeable for any capital stock of the Corporation of any class or classes now or hereafter authorized or issued; nor shall any holder of shares of the Convertible Preferred Stock, as such holder, have any right to purchase, acquire or subscribe for any securities which the Corporation may issue or sell whether or not convertible into or exchangeable for shares of capital stock of the Corporation of any class or classes, and whether or not any such securities have attached or appurtenant thereto warrants, options or other instruments which entitle the holders thereof to purchase, acquire or subscribe for shares of capital stock of any class or classes of the Corporation.

       6. Covenants of the Corporation. The Corporation will not, by amendment to its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the preferences and limitations of Convertible Preferred Stock to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions set forth herein relating to Convertible Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock against dilution or other impairment.

       EXECUTED ON           1996.
                  -----------

                                                KARTS INTERNATIONAL INCORPORATED


                                                By: /s/ V. LYNN GRAYBILL
                                                  ------------------------------
                                                   V. Lynn Graybill, President


                                                By: /s/ TIMOTHY P. HALTER
                                                  ------------------------------
                                                    Timothy P. Halter, Secretary

 STATE OF      )
               )
COUNTY OF      )

      On            , 1996, personally appeared before me, a Notary Public, for the State and County aforesaid, V. Lynn Graybill, as President of Karts International Incorporated, who acknowledged that he executed the above instrument.


                                        ------------------------------------
                                        NOTARY PUBLIC, State of Louisiana


STATE OF       )
               )
COUNTY OF      )

      On            , 1996, personally appeared before me, a Notary Public, for the State and County aforesaid, Timothy P. Halter, as Secretary of Karts International Incorporated, who acknowledged that he executed the above instrument.

                                        /s/ MICHELLE TITUS
                                        ------------------------------------
                                        NOTARY PUBLIC, State of Texas